EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:   Martha Fleming, Steve Brolly

Fidelity Southern Corporation – (404) 240-1504

FIDELITY SOUTHERN CORPORATION ANNOUNCES

ACQUISITION OF EIGHT FLORIDA BRANCHES

ATLANTA, GA (May 20, 2015) - Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today announced that the Bank has entered into a definitive agreement with First Bank, a Missouri bank (“First Bank”), pursuant to which the Bank has agreed to purchase, and First Bank has agreed to sell, approximately $154 million in customer deposits, approximately $32 million in loans and other assets, including all eight branch offices of First Bank’s Florida banking operation. The Bank is paying a premium of 1.0% with respect to the assumed deposits. The branches are located in the Bradenton, Palmetto and Longboat Key communities.

Fidelity’s President, Palmer Proctor, said, “We welcome First Bank’s customers and employees to the Fidelity family. Florida is a very important part of our growth strategy and we look forward to serving the North Port-Sarasota-Bradenton MSA.”

The consummation of the transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals, and is expected to be completed in the third quarter of 2015.

ABOUT FIDELITY SOUTHERN CORPORATION

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements regarding the anticipated timing and impact of Fidelity Bank’s purchase and assumption of certain loans and deposits of First Bank. Such statements are based on our current beliefs and expectations are inherently subject to risks and uncertainties, many of which are beyond our control. Potential risks and uncertainties include, but are not limited to, the risk of not receiving required regulatory approvals and changes in local and national economic conditions. Accordingly, actual results may differ materially from those in such forward-looking statements. Fidelity Southern Corporation does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.